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                                                                Exhibit 4(d)(ii)

(CUNA MUTUAL GROUP LOGO)                           IRA ENDORSEMENT TO:
CUNA Mutual Insurance Society                        FLEXIBLE PREMIUM
A Mutual Insurance Company                  DEFERRED VARIABLE AND FIXED ANNUITY
2000 Heritage Way, Waverly, Iowa 50677       FLEXIBLE PREMIUM DEFERRED VARIABLE
Phone: 800-798-6600                                        ANNUITY

CONTRACT NO.: ____________________   ENDORSEMENT EFFECTIVE DATE: _______________

OWNER: ___________________________   CITY & STATE: _____________________________

This endorsement is made part of the contract to which it is attached. In any conflict between the terms of this endorsement and any other section of the contract, this endorsement with govern. In this endorsement, CUNA Mutual Insurance Society will be called "we," "our" or "us." The annuitant/owner will be called "you," "your" or "yours." The contract is to be qualified as an Individual Retirement Annuity ("IRA") under Section Section 408 of the Internal Revenue Code ("Code"). In order to maintain qualified status as an IRA, the following terms and conditions are required to be met.

                          INDIVIDUAL RETIREMENT ANNUITY

EXCLUSIVITY, NONFORFEITABLE, NONTRANSFERABLE AND NONASSIGNABLE

This IRA contract ("contract") is for your exclusive benefit or that of your beneficiaries. Your interest is nonforfeitable, and you must be both the owner and annuitant. A co-owner may not be designated. This contract is not transferable except to us on surrender or settlement. It may not be pledged as security for any purpose.

PURCHASE PAYMENTS

A. MAXIMUM PAYMENT. The maximum payment under this contract for any tax year cannot exceed the lesser of:

     1. The aggregate amount of the payments for this contract and contributions to all other individual retirement arrangements that you have or may create subject to the following limits:

          a.   $3,000 for taxable years 2002 through 2004;

          b.   $4,000 for taxable years 2005 through 2007; and

          c. $5,000 for taxable year 2008 and years thereafter adjusted for cost-of-living increases. After 2008, the adjusted limit will be determined by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

          d. If you are age 50 or older, the limits above are increased by $500 for taxable years 2002 through 2005; and $1,000 for taxable year 2006 and years thereafter.

     2.   100 percent of compensation.

The term "compensation":

     1. means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered, including, but not limited to the following:

          a. commissions paid to sales personnel, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses;

          b. earned income, as defined in Code Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan); or

          c. any amount includible in your gross income under Code Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Code Section 71(b)(2).

     2.   does not include:

          a. amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends);

          b.   amounts not includible in gross income; or

          c. any amount received as a pension or annuity or as a deferred compensation.

For purposes of this definition, Code Section 401(c)(2) will be applied as if the term "trade or business" includes service described in Code Section 1402
(c)(6).


Form 3762(VANN) 2002                   1

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The maximum purchase payment limits do not apply to:

     1. a transfer, direct rollover, or rollover contributions as permitted by Code Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10),
          408(d)(3), or 457(e)(16);

     2. a transfer distributed to you from a qualified employer plan from a former spouse under a divorce decree or written instrument incidental to such divorce; or

     3. contributions made in accordance with the terms of a Simplified Employee Pension ("SEP") as described in Code Section 408(k).

No contributions will be accepted under a SIMPLE IRA Plan established by an employer pursuant to Code Section 408(p). Also, no transfer or rollover of contributions made by a particular employer under its SIMPLE IRA Plan will be accepted prior to the end of the 2-year period starting with the date you first participated in that employer's SIMPLE IRA Plan.

B. SEP CONTRIBUTIONS. The above maximum payment limits do not apply to a contribution made in accordance with the terms of a SEP as described in Code
Section 408(k) as amended.

C. REFUND OF EXCESS CONTRIBUTIONS. If the purchase payment received is in excess of the maximum payment, there may be a tax levied in each taxable year until the excess contribution is removed. You may avoid the tax by requesting one of the following options:

     1. you may request to receive a refund of the excess contributions plus any investment gain resulting from allocation to the subaccount(s). Any investment loss resulting from the allocation of the excess amount to the subaccount(s) will be deducted proportionately from the remaining subaccount value(s) and guarantee amount(s); or

     2. you may apply the excess contribution as a purchase payment for the next taxable year. Any amount greater than the next taxable year's payment will be refunded.

Your request must be made in writing on or before the date described by law (including extension of time) for filing the income tax return for that taxable year. If we are made aware of a payment in excess of the maximum payment and you do not exercise one of these options within the period allowed, the excess contributions will be refunded.

D. REFUND OF ANY OTHER PURCHASE PAYMENTS. Any other refund of purchase payments will be: (1) applied, before the close of the calendar year following the year of the refund, toward the payment of future purchase payments or the purchase of additional benefits; or (2) paid in cash.

E. PAYMENT. Purchase payments under this contract must be made in cash.

DISTRIBUTIONS

A. PREMATURE DISTRIBUTIONS. Any distribution will be reported to the Internal Revenue Service ("IRS") as a premature distribution and may be subject to a tax in addition to income tax unless we are notified of one of the following circumstances:

     1. the distribution is a part of a series of substantially equal periodic payments made no less frequently than annually for your life expectancy or joint life expectancies of you and your named beneficiary(ies);

     2.   you are over age 59 1/2;

     3. the distribution occurs following your disability (within the meaning of Code Section 72(m)(7));

     4.   the distribution to the beneficiary(ies) occurs following your death;

     5. the distribution occurs: (a) to pay health insurance premiums, if you receive state or federal unemployment compensation for at least twelve
          (12) consecutive weeks; or (b) to pay medical bills in excess of 7 1/2% of your adjusted gross income;

     6.   first-time home purchase as described in Code Section 72(t)(8); or

     7.   qualified higher education costs as described in Code Section
          72(t)(7).

To the extent allowed by federal regulation, any applicable charges outlined in the contract will apply to the amount withdrawn.

B. PAYMENTS TO YOU. If you are eligible to receive distributions under this contract, you may receive them as follows:

     1.   full surrender;

     2.   partial withdrawal; or

     3. as an irrevocable income payout option. Irrevocable income payout option may also be referred to as an "annuity payment option," in your contract.


Form 3762(VANN) 2002                   2

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C. REQUIRED MINIMUM DISTRIBUTION PAYMENTS TO YOU. Payments of your entire interest will be made to you under this contract on or before the first day of April following the calendar year you attain age 70 1/2, (your "required beginning date" for receiving required minimum distributions ("RMDs")) as follows.

     1. Distribution of your interest in this contract will be made according to the requirements of Code Section 408(b)(3) and related regulations. This includes any outstanding rollover, transfer or recharacterization amount and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits, if required. The following rules also apply:

          a. The return multiples contained in the Uniform Lifetime Table of Code Section 1.72-9 of the Income Tax Regulations are used to calculate life expectancy. The table uses the joint life expectancy of you and your beneficiary who is assumed to be ten years younger than you. For a spouse beneficiary who is the sole beneficiary and is more than ten years younger than you, the calculation is based on your and your spouse's age recalculated.

          b. If there are two or more IRA plans, minimum distribution requirements of the Code may be satisfied out of one of the IRA plans. This is possible by receiving the combined required minimum distribution ("RMD") amounts out of one IRA plan. This is the alternative method described in Notice 88-38, 1988-1 C.B. 524.

     2. Distribution payments may be made in the form of an irrevocable income payout option. If distributions are made under an irrevocable income payout option, the following rules apply:

          a. Distribution payments are determined based on the following: (1) your life or the lives of you and your designated beneficiary; or
               (2) a period certain that does not extend beyond your life expectancy or the joint and last survivor expectancy of you and your beneficiary.

          b. Distribution payments must be made at periodic intervals of no longer than one year and must be either nonincreasing, or if they increase, increasing only as provided in Q&As-1 and -4 of Section 1.401(a) (9) -6T of the Temporary Income Tax Regulations. Such periodic intervals must not exceed the periods specified in
               Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or such related final Income Tax Regulations.

          c. Any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a) (9)-6T, or such related final Income Tax Regulations.

          d. The first required payment must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

D. PAYMENTS TO YOUR BENEFICIARY(IES). If you die prior to receiving any payments under an irrevocable income payout option, the proceeds of this contract will be segregated into portions as indicated on the applicable beneficiary form; one portion ("subcontract") for each beneficiary(ies), as of the day before your death. Each beneficiary may then choose to either: (a) continue their beneficiary subcontract, receiving their life expectancy proceeds via this contract's partial withdrawal provision; or (b) receive their portion of the proceeds under an income payout option described in this contract. In either case, the beneficiary(ies) must receive proceeds as outlined under "1" or "2" below. If your spouse is the sole beneficiary, the proceeds may also be rolled to the spouse's own IRA; 403(b) plan; a governmental 457 plan; or other employer qualified retirement plan in which the spouse participates. This election will be deemed to have been made if your surviving spouse makes a contribution to this contract or fails to take required distributions as a beneficiary.

     1. If your death occurs prior to the required beginning date for receiving RMDs, proceeds will be distributed as follows:

          a. in a lump sum no later than the end of the 5th year following the year of your death; or

          b. in life expectancy payments (only if there is a designated beneficiary):

               1) for a nonspouse beneficiary, based on the beneficiary's life expectancy, starting with their age in the year following your death and reduced by one (1) annually; or

               2) for your spouse as sole beneficiary, based on your spouse's life expectancy, starting in the later of:

                    i)   the end of the year following your death; or

                    ii) the year in which you would have attained age 70 1/2 and recalculated annually.

          c. If your surviving spouse, as beneficiary, dies prior to the required beginning date for receiving RMDs, the remaining interest will be distributed as follows:

               1) by the end of the calendar year following the calendar year of your spouse's death;

               2) over your spouse's designated beneficiary's life expectancy based on the beneficiary's age in the year following the death of your spouse; or

               3) if there is no beneficiary named, in a lump sum no later than the 5th year following the year of your spouse's death.

          d. If your surviving spouse, as beneficiary, dies after RMDs to him or her begins, any remaining interest will continue to be distributed under the contract option chosen.

     2. If your death occurs on or after the required beginning date for receiving the RMDs, proceeds will be distributed no later than December 31st of the year following the year of your death as follows:

          a.   in a lump sum; or

          b.   in life expectancy payments:


Form 3762(VANN) 2002                   3

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               1)   for a spouse beneficiary, based on the longer of: (i) your spouse's life expectancy starting in the year following your death, and recalculated annually; or (ii) your remaining life expectancy, starting with your age at death and reduced by one (1) annually.

               2) for a nonspouse beneficiary, based on the longer of: (i) your beneficiary's life expectancy starting in the year following your death and reduced by one (1) annually; or
                    (ii) your remaining life expectancy, starting with your age at death and reduced by one (1) annually.

               3) if no beneficiary is designated, based on your remaining life expectancy, starting with your age at death and reduced by one (1) annually.

The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits, if required.

Life expectancy, as referred to above, is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations.

If you die after receiving payments under an irrevocable income payout option, proceeds must generally be distributed at least as rapidly as under the method of distribution in effect as of your date of death. Distributions are considered to have begun:

     1.   as of your required beginning date for receiving RMDs; or

     2. if, prior to the required beginning date for RMDs, payments have begun under an irrevocable income payout option acceptable under Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or such final Income Tax Regulations.

Once payments have commenced over a period certain, the period certain may not be changed even if the period certain is shorter than the maximum permitted.

E. RELATED BENEFICIARY SUBCONTRACT PROVISIONS: If your beneficiary chooses to continue their subcontract, their portion of the proceeds must be equal to or greater than the minimum amount necessary to establish this contract originally. The following applies to those subcontracts that are continued:

     1.   No additional contributions may be made to any subcontract.

     2.   Subcontracts will continue without any applicable contract fee.

     3. Any death benefit guarantees or death benefit riders provided under this contract are terminated as of the date of your death.

     4.   Your beneficiary will have no voting rights under their subcontract.

     5. Your beneficiary cannot take loans on the value of their subcontract, if loans are otherwise available under this contract.

     6.   Your beneficiary may:

          a. make transfers between and among the available subaccounts and fixed/guarantee accounts as described in this contract;

          b. make partial withdrawals or surrender their subcontract as described in this contract without surrender charge;

          c.   select an irrevocable income payout option allowed under IRS
               Code;

          d. designate further beneficiaries for their subcontract. If they do not designate a beneficiary, the default beneficiary described in this contract will be used to determine the appropriate beneficiary.

GENERAL PROVISIONS

A.   OTHER LIMITATIONS.

     1.   No amount of life insurance is provided under this contract.

     2. Commingling of funds of this contract with any other annuity is prohibited.

     3. The only values that may be held under this contract are those for your separate interest.

     4. Purchase Payments for this contract will not be invested in collectibles

B. REACTIVATION OF CONTRACT AND TERMINATION. If multiple purchase payments are required to meet the minimum total first-year purchase payment amount, and such purchase payments are interrupted, the contract will be reactivated at any date prior to maturity upon payment of a purchase payment to us. The amount required for reactivation will not be more than $50. If the contract value, adjusted by any applicable fees, surrender charge, or penalty outlined in the contract, provides less than $20 per month under an income payout option, the adjusted contract value will be paid in a single lump sum at maturity.


Form 3762(VANN) 2002                   4

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C. MINIMUM PURCHASE PAYMENT AMOUNT. The minimum total first-year purchase payment amount required to purchase a contract is $2,000. The minimum purchase payment size is $100, unless the payment is made through an Automatic Purchase Payment Plan, in which case the minimum is $25.

D. ADDITIONAL PURCHASE PAYMENTS. Additional purchase payments after the initial purchase payment are not required.

E. ENDORSEMENTS. The contract including this IRA endorsement will be amended from time to time as required by changes in the Code, IRS Regulation, or published revenue rulings, and subject to regulatory approval. We will promptly furnish any endorsements required to comply with such changes. When you receive such endorsement, you will have thirty (30) days to contact us to reject the endorsement. If the thirty (30) days elapse without contact, the endorsement is deemed accepted by you. Because this contract is established with the intent to comply with federal regulation, rejection will be deemed a request to remove this endorsement and will result in a taxable event.

F. REPORTING. We are required to report payments from this contract to the IRS and, in some cases, to withhold certain amounts from taxable distributions. We will furnish an annual calendar year report summarizing total contributions and distributions under this contract in that year as may be required by the IRS. We will also furnish information concerning RMDs as is prescribed by the Commissioner of Internal Revenue.

G. DISCLOSURE. We will furnish a disclosure statement describing IRAs when the contract is delivered or endorsed.

H. ENABLING AGREEMENT. By signing the application requesting that the contract be issued as an IRA, you agree to the terms of this section and request that this IRA endorsement be attached to the contract. The matters you agree to and accept responsibility for in the contract (including the application and this IRA endorsement) will not be our responsibility. We will not be liable for any direct or indirect damage or loss as a result of those matters unless such damage or loss is caused by our willful or negligent act or omission in violation of the contract or applicable law. This includes (without limitation) taxes suffered or incurred by you or your beneficiary(ies) when we:

     1. act in accordance with or reliance upon any information furnished by you or your beneficiary(ies);

     2. are required to act without the benefit of information that you are required to provide under the provisions of the contract or by law; or

     3. administer any other matters arising under or relating to the contract.

CUNA Mutual Insurance Society
A Mutual Insurance Company


/s/ Jeff Post
President


Form 3762(VANN) 2002                   5